Exhibit 10.9

FOURTH AMENDMENT TO LOAN AGREEMENT AND

FORBEARANCE AGREEMENT

Dated as of November 5, 2002

          This FOURTH AMENDMENT TO LOAN AGREEMENT AND FORBEARANCE AGREEMENT (as the same may be modified, amended or supplemented from time to time, this "Fourth Amendment"), dated as of November 1, 2002, is by and among THE CAPITAL COMPANY OF AMERICA LLC, a Delaware limited liability company, (together with its successors and assigns, the "Lender"), ALS-VENTURE II, INC., a Delaware corporation (the "Borrower"), ALTERRA HEALTHCARE CORPORATION f/k/a ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation (the "Parent"), and ALS-CLARE BRIDGE, INC., a Delaware corporation (the "Subsidiary").

RECITALS

     WHEREAS, Nomura Asset Capital Corporation, a Delaware corporation ("Nomura"), and the Borrower entered into that certain Loan Agreement made as of May 26, 1998 (the "Original Loan Agreement");

     WHEREAS, pursuant to (i) that certain Assignment and Assumption Agreement dated as of July 28, 1998, and (ii) that certain Allonge and the other documents related thereto, Nomura assigned to the Lender, and the Lender assumed from Nomura, all of Nomura's right, title, interest, duties and obligations in, to and under the Original Loan Agreement and the other Loan Documents;

     WHEREAS, the Lender and the Borrower have amended the Original Loan Agreement pursuant to (i) that certain First Amendment to Loan Agreement and Reaffirmation Agreement dated as of July 31, 1998, (ii) that certain Second Amendment to Loan Agreement, First Amendment to Guaranty and Suretyship Agreement and Reaffirmation Agreement dated as of September __, 1998, and (iii) that certain Third Amendment to Loan Agreement and Reaffirmation Agreement dated as of November 30, 2000 (collectively with the Original Loan Agreement, the "Loan Agreement");

     WHEREAS, the Borrower has acknowledged that certain Events of Default, as more fully described on Schedule I hereto, have occurred and are continuing under the Loan Documents (the "Existing Events of Default");

     WHEREAS, the Borrower has informed the Lender that during the Forbearance Period (as hereinafter defined) certain additional Events of Default, as more fully described on Schedule II hereto, will occur (the "Impending Events of Default" and collectively with the Existing Events of Default, the "Specified Events of Default"); and

     WHEREAS, the Borrower has requested that the Lender forbear from exercising certain rights and remedies in respect of the Specified Events of Default, and the Lender has agreed to do so on the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the foregoing premises, the covenants set forth in this Fourth Amendment and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1   Defined Terms. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Fourth Amendment, including its preamble and recitals, have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

ACKNOWLEDGMENT OF EVENTS OF
DEFAULT; FORBEARANCE

SECTION 2.1   Acknowledgment of Events of Default. Each of the Loan Parties hereby acknowledges and confirms that the Existing Events of Default have occurred and are continuing.

SECTION 2.2   Forbearance. On the terms and subject to the conditions set forth in this Fourth Amendment, the Lender agrees to forbear from exercising any right or remedy permitted to be taken or exercised by it under the Loan Agreement or the other Loan Documents with respect to the Specified Events of Default for the period (the "Forbearance Period") commencing on the Effective Date (as defined below) and terminating on the Termination Date (as defined below); provided, however, that such forbearance shall extend only to the Specified Events of Default and not to any other Defaults or Events of Default now existing or occurring after the Effective Date and shall not in any way or manner restrict the Lender from exercising any rights or remedies it may have with respect to the Specified Events of Default from and after the expiration or termination of the Forbearance Period or with respect to any other Default or Event of Default at any time. "Termination Date" shall mean the earliest to occur of any of the following events: (i) 5:00 p.m. (New York time) on March 31, 2004; (ii) the occurrence of an Event of Default other than a Specified Event of Default, and (iii) the failure by any of the Loan Parties to comply with any of the provisions of this Fourth Amendment or any other documents or agreements to be entered into or delivered in connection with this Fourth Amendment. The Forbearance Period shall automatically terminate and expire on the Termination Date without any requirement for notice to any of the Loan Parties or any other Person and all rights, remedies and privileges of the Lender under the Loan Agreement and the other Loan Documents (whether at law, in equity or otherwise) shall be available to, and capable of exercise by, the Lender.

SECTION 2.3   Loan Documents Still in Force. Each of the Loan Parties hereby (a) ratifies and affirms in their entirety the Loan Agreement and each of the other Loan Documents to which it is a party and (b) subject to the forbearance in respect of the Specified Events of Default set forth in Section 2.2 above, agrees that the Loan Agreement and each of the other Loan Documents shall remain in full force and effect throughout the Forbearance Period and from and after the expiration or termination thereof. Each of the Loan Parties agrees that nothing in this Fourth Amendment shall, or shall be construed to: (i) impair the validity, perfection or priority of any lien or security interest created under or evidenced by the Loan Agreement (including, without limitation, Section 2.12 thereof) or any Mortgage, Equity Pledge Agreement, Collateral Security Instrument or any other Loan Document to which it is a party; (ii) waive or impair any rights, powers or remedies of the Lender under the Loan Documents upon termination of the Forbearance Period, all of which are expressly reserved; (iii) require the Lender to extend the Forbearance Period, or grant any cure periods or additional forbearance periods, or otherwise modify this Fourth Amendment or any of the other Loan Documents; or (iv) waive any of the Specified Events of Default.

ARTICLE III
AMENDMENTS TO CREDIT AGREEMENT

SECTION 3.1   Amendments.

      (a)      Section 1.1 of the Loan Agreement is hereby amended by adding thereto in the appropriate alphabetical order the following definitions:

"Alterra's Cash Flow" shall mean, for any applicable fiscal quarter, the net income of Parent for such quarter, adjusted to add thereto, without duplication, (a) interest expense, (b) income tax expense, (c) depreciation and amortization expense, and (d) any other noncash adjustments, in each case determined in accordance with generally accepted accounting principles, consistently applied; provided, that for purposes of calculating Atlerra's Cash Flow, the net income of the Parent shall be after deducting any general and administrative expenses or operating expenses (other than those described in clauses (a) through (d) above) of the Parent.

"Alterra's Debt" shall mean all debt, guarantees and all convertible debt issued by Parent, including zero coupon instruments and non-cash paying securities (such as convertibles and PIKs), but excluding preferred equity securities that are not convertible to debt, all of the above on a consolidated basis with Parent's subsidiaries and other affiliates, determined in accordance with generally accepted accounting principles, consistently applied.

"Bankruptcy Code" means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

"Bankruptcy Court" means the United Sates Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Conforming Bankruptcy Proceeding from time to time.

"Cash Collateral Agreement" means that certain Cash Collateral Account Agreement dated as of August 22, 2001 among LaSalle Bank, N.A., the Borrower and the Lender.

"Cash Management Agreements" means, collectively, the Cash Collateral Agreement, the Collection Account Agreement and the Disbursement Agreement.

"Collection Account Agreement" means that certain Collection Account Agreement dated as of May 22, 1998 among the Borrower, the Lender and Firstar Bank, N.A.

"Commencement Date" means the date of commencement of any Conforming Bankruptcy Proceeding

"Conforming Bankruptcy Proceeding" means a proceeding in the Bankruptcy Court (i) instituted pursuant to a voluntary petition for reorganization filed by the Parent under Chapter 11 of the Bankruptcy Code (or an involuntary petition filed by any Person that is converted by the Parent into a voluntary petition under Chapter 11 of the Bankruptcy Code within 30 days after the filing of such involuntary petition) and (ii) in which the Parent at all times during the pendency of such proceeding pursues the confirmation of a Conforming Plan.

"Conforming Plan" shall mean a plan of reorganization of the Parent that contains each of the following elements and will result upon confirmation in:

      (i)      the rights, remedies and claims of the Lender under the Guaranty and any of the other Loan Documents to which the Parent is a party, in each case as modified by this Fourth Amendment, shall be unimpaired under the Conforming Plan and shall be fully enforceable and shall leave unaltered and unimpaired all rights, remedies, and claims of the Lender against the Borrower and its assets in accordance with their terms;

      (ii)      the Parent and its wholly owned subsidiaries continuing to own or operate not less than three hundred (300) assisted living residences;

      (iii)      the ratio of Alterra's Debt to Alterra's Cash Flow not exceeding 11:1 as of the end of the fiscal quarter during which the Conforming Plan is confirmed;

      (iv)      upon the confirmation and implementation of the Conforming Plan, at least seventy percent (70%) of the Parent's voting stock on a fully diluted basis being owned by (A) Persons who had, prior to filing of the bankruptcy petition instituting the Conforming Bankruptcy Proceeding, (1) an ownership or other interest in Parent's stock or debt (including debt of Parent's subsidiaries guaranteed by Parent) or (2) a joint venture ownership interest in Parent's assets or Parent's subsidiaries' assets, and (B) Related Persons of Persons described in the foregoing clause (A), but excluding each such Person or Related Person who: (1) held, together with all Related Persons of such Person or Related Persons, less than a Material Investment in the Parent on the Commencement Date and (2) subsequent to the Commencement Date and prior to or contemporaneously with the confirmation and implementation of such plan increases their respective investment (on a cost basis) in Parent by more than ten percent (10%);

      (v)      the Parent ratifying, and assuming all of its obligations under, the Guaranty, the Manager's Subordinations, the Cash Management Agreements, this Fourth Amendment and the other Loan Documents to which it is a party (as modified by the Fourth Amendment) and the Management Agreements; and

      (vi)      all "claims" (as such term is defined in Section 101(5) of the Bankruptcy Code) of the Parent, if any, against the Borrower being subordinated to the prior indefeasible payment in cash in full of all Indebtedness; provided, however, that the Borrower shall be permitted (A) to pay a Management Fee to the Parent during the Forbearance Period subject to and in accordance with the terms and provisions of the Fourth Amendment, and (B) to reimburse the Parent for operating expenses subject to and in accordance with the terms and provisions of the Fourth Amendment and the Cash Management Agreements.

"Default Interest" shall have the meaning given to such term in the Disbursement Agreement.

"Disbursement Agreement" means that certain letter agreement dated as of August 22, 2001 among the Borrower, the Parent, the Subsidiary and the Lender.

"Forbearance Period" shall have the meaning given to such term in the Fourth Amendment.

"Fourth Amendment" means the Fourth Amendment to Loan Agreement and Forbearance Agreement dated as of November 5, 2002, among the Loan Parties and the Lender.

"Fourth Amendment Date" has the meaning given to the term "Effective Date" in the Fourth Amendment.

"Loan Parties" means, collectively, the Borrower, the Parent (whether in its capacity as Guarantor, Manager or otherwise) and the Subsidiary.

"Management Fee" means a fee payable to the Parent (in its capacity as Manager) on a monthly basis for managing the Facilities in an amount not to exceed, in the aggregate, four percent (4%) of the Gross Revenue of each Facility during the immediately preceding month.

"Material Investment" as used in the definition of Conforming Plan, shall mean an investment in stock of the Parent or debt of the Parent or of any subsidiary of the Parent in the amount of at least Two Million Dollars ($2,000,000) on a cost basis.

"Net Proceeds" means, with respect to any Transfer of any Facility or any portion thereof, all Proceeds less all customary fees and expenses reasonably acceptable to the Lender and actually incurred by the Borrower in connection with such Transfer; provided, that in no event shall any legal fees of counsel for the Borrower be deducted from such Proceeds.

"Overview of Potential Restructured Company" shall have the meaning given to such term in Section 6.1(b) of the Fourth Amendment.

"Quarterly Test Date" means the last day of each March, June, September and December.

"Related Person" shall mean, as to a specified Person, another Person related to, affiliated with or who controls, is controlled by or is under common control with such specified Person.

"Secured Financing Capitalization Overview" shall have the meaning given to such term in Section 6.1(b) of the Fourth Amendment.

"Termination Date" shall have the meaning given to such term in the Fourth Amendment.

"Transfer" means, with respect to any Person, any sale, lease, transfer, assignment, pledge, refinancing or any other disposition or encumbrance of, or other realization upon, or receipt of proceeds with respect to, any rights, interests, property or other assets of such person.

       (b)      The following definitions appearing in Section 1.1 of the Loan Agreement are hereby amended to read in their entirety as follows:

"Debt Service Coverage Ratio" means, with respect to any three (3) month period ending on a Quarterly Test Date, the quotient obtained by dividing (a) Adjusted Net Operating Income for all of the Facilities for such period by (b) the sum of (x) Debt Service for all of the Facilities for such period; provided, that for purposes of calculating the Debt Service Coverage Ratio, Debt Service shall not include any Mandatory Prepayments, Default Interest or Late Charges.

"Maturity Date" means March 31, 2004.

       (c)      Section 2.6(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

"Mandatory Prepayments. The Borrower shall make one or more prepayments (each, a "Mandatory Prepayment") of Principal Indebtedness, indefeasibly in cash, in an aggregate amount of at least (i) $8,668,656.00 during the period beginning on the Fourth Amendment Date and ending on January 31, 2003, and (ii) $24,668,656 during the period beginning on the Fourth Amendment Date and ending on September 30, 2003. All such Mandatory Prepayments shall be accompanied by the payment of (i) all accrued and unpaid interest (other than Default Interest) on the Principal Indebtedness prepaid on the date of such Mandatory Prepayment and (ii) all other fees, charges and expenses (other than Late Charges) due and payable to the Lender on the date of such Mandatory Prepayment; provided, that in the event that the Lender exercises its right to apply any amount in repayment of the Indebtedness in accordance with the Cash Management Agreements during the periods set forth in clauses (i) and (ii) of the first sentence of this Section 2.6(b), such amount shall be deemed a Mandatory Prepayment for purposes of this Section 2.6(b)."

       (d)      Section 2.6(c) of the Loan Agreement is hereby amended to read in its entirety as follows:

"Release of Mortgaged Property. The Borrower may from time to time obtain a release of each Mortgaged Property, as identified in Exhibit A attached hereto and by this reference incorporated herein, from the lien of the Mortgage recorded against such Mortgaged Property (the "Mortgage Release"), provided that: (i) the Borrower shall have given the Lender not less than thirty (30) days prior written notice, specifying (A) the expected Prepayment Date on which to effectuate the Mortgage Release (the "Mortgage Release Date") and (B) the Mortgaged Property to be released from the lien of its respective Mortgage; (ii) simultaneously with each Mortgage Release, the Borrower shall sell or otherwise convey the Mortgaged Property in question to a third party for fair value on an arm's length basis; (iii) on the Mortgage Release Date, the Borrower shall have paid or cause to be paid to the Lender one-hundred percent (100%) of the Net Proceeds of such sale or conveyance; (iv) that the consideration for, and the Net Proceeds of, such sale or conveyance (A) shall be cash, and (B) shall be in an amount acceptable to the Lender in its sole discretion with respect to all such Mortgaged Properties; (v) no Default or Event of Default (other than the Specified Events of Default) shall have occurred and be continuing at the time of the Mortgage Release Date; (vi) the Borrower shall, at its sole cost and expense, prepare any and all documents necessary to effect the Mortgage Release, all of which shall be subject to the approval of the Lender in its sole discretion, and which (other than closing statements and other documentation typically not finalized until the Mortgage Release Date) shall be delivered to the Lender at least ten (10) days prior to the Mortgage Release Date; (vii) the Borrower shall pay all costs and expenses incurred by the Lender or the Lender's loan servicer (including, but not limited to attorney's fees and disbursements) in connection with the review execution and delivery of the Mortgage Release; (viii) the Borrower, the Parent and the Subsidiary shall execute and deliver to the Lender a release and indemnity satisfactory in form and substance to the Lender in its sole discretion; and (ix) the Lender shall have received such other information, materials and documents as the Lender or its counsel may request with respect to such Mortgage Release, which information, materials and documents shall be satisfactory in form and substance to the Lender and its counsel. All prepayments made pursuant to this Section shall be applied in accordance with the provisions of Section 2.7; provided, however, such prepayment, if any, shall not be applied to the payment of accrued and unpaid Default Interest and Late Charges at any time prior to the Termination Date.

      (e)      Article II of the Loan Agreement is hereby amended to include the following new Section 2.17: "Payment of Default Interest. In consideration of the forbearance granted by the Lender pursuant to the Fourth Amendment, the Borrower hereby agrees to pay to the Lender, on the Termination Date, default interest in an amount equal to three percent (3%) of the outstanding Principal Indebtedness, which amount shall be applied in reduction of accrued and unpaid Default Interest."

      (f)      Section 7.1(a) of the Loan Agreement is hereby amended by deleting the word "and" appearing at the end of clause (xx)(2) thereof and by inserting the following new clauses immediately after clause (xxi):

"(xxii)  if any of the Loan Parties, any of their respective affiliates or any other Related Person seeks to challenge or supports any challenge to the validity or approval of the Fourth Amendment, or impairs or attempts to impair the rights, remedies or privileges of the Lender under, files a plan of reorganization that provides for the impairment of the rights, remedies or privileges of the Lender under, the Loan Agreement, the Guaranty or any of the other Loan Documents (including, without limitation, this Fourth Amendment) or under applicable law;

(xxiii) if any order is entered in any court of competent jurisdiction that limits or restricts any right, remedy or privilege the Lender may have under the Loan Agreement, the Guaranty or any of the other Loan Documents (including, without limitation, this Fourth Amendment) or under applicable law;

(xxiv)  if the Parent shall have failed to file a voluntary petition commencing the Conforming Bankruptcy Proceeding on or prior to December 31, 2002;

(xxv)  if the Parent shall have failed to have filed a Conforming Plan within ninety (90) days after the filing of the Conforming Bankruptcy Proceeding;

(xxvi)  if the United States Bankruptcy Court shall have failed to approve a disclosure statement within one hundred eighty (180) days after the filing of the Conforming Bankruptcy Proceeding;

(xxvii)  if the United States Bankruptcy Court shall have failed to enter an order, within ninety (90) days after the filing of the Conforming Bankruptcy Proceeding authorizing the Parent to assume in the Conforming Bankruptcy Proceeding all of its obligations under the Loan Agreement and the other Loan Documents (including, without limitation, the Fourth Amendment and the Cash Management Agreements);

(xxviii)  if the Conforming Plan shall not have been confirmed and become effective within one (1) year after the filing of the Conforming Bankruptcy Proceeding;

(xxix)  if the Conforming Bankruptcy Proceeding is (i) dismissed, except upon the motion of Parent, (ii) is converted into any proceeding, voluntary or involuntary, under Chapter 7 of the Bankruptcy Code, or (iii) a trustee or examiner with expanded powers shall be appointed or elected;

(xxx)  if a United States Bankruptcy Court shall have entered an order or orders authorizing the use of cash collateral or an alternative cash management system that is inconsistent with, or would constitute a breach under, the Cash Management Agreements, or would impair the Lender's sole dominion and control provided in the Cash Management Agreements;

(xxxi)  if any voluntary or involuntary bankruptcy petition is filed by or against the Parent commencing a proceeding that is not a Conforming Bankruptcy Proceeding and is not converted to a Conforming Bankruptcy Proceeding within thirty (30) days after the filing of such involuntary petition against Parent;

(xxxii)  if a plan of reorganization shall be filed with respect to the estate of the Parent in any bankruptcy proceeding other than a Conforming Plan; and

(xxxiii)  if the Bankruptcy Court shall enter any order that conflicts with, or is otherwise materially inconsistent with, the Conforming Plan."

      (g)      The second sentence of Section 8.6 of the Loan Agreement is hereby amended to read in its entirety as follows:

"A copy of all notices, consents, approvals and requests directed to Lender shall be delivered concurrently to each of the following: Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166-0153, Attention: William R. Wagner, Esquire, Telefax Number (212) 878-8375; The Capital Company of America LLC, Two World Financial Center, Building B, New York, NY 10281-1198, Attention: Stuart Simon, Managing Director, Telefax Number (212) 667-1095; copies of notices to Borrower shall be delivered concurrently to each of the following: Rogers & Hardin, 2700 International Tower, Peachtree Center, 229 Peachtree Street, N.E., Atlanta, Georgia 30303, Attention: Carolyn Dobbins, Esquire, Telefax Number (404) 525-2224, and Alterra Healthcare Corporation, 10000 Innovation Drive, Milwaukee, Wisconsin 53226, Attention: Mark Ohlendorf, Telefax Number (414) 918-5055."

       (h)      Exhibit A to the Loan Agreement is hereby deleted in its entirety and replaced with a new "Exhibit A" in the form attached hereto as Exhibit A.

ARTICLE IV CASH MANAGEMENT

SECTION 4.1   Cash Management.      Throughout the Forbearance Period and until the Indebtedness is indefeasibly repaid in full in cash, the cash management arrangements set forth under the Cash Management Agreements shall remain unmodified and in full force and effect and the forbearance hereunder shall not preclude Lender from exercising any rights or remedies under any Cash Management Agreement at any time.

      (b)      Notwithstanding the foregoing Section 4.1(a), the Borrower shall be permitted to pay a Management Fee to the Parent beginning in April 2003 for the month of March 2003 and for each month thereafter during the Forbearance Period; provided, that as a condition to the payment of a Management Fee during any month, the Debt Service Coverage Ratio as of the most recent Quarterly Test Date occurring prior to such month shall not have been less than 1.20:1.

ARTICLE V
AGREEMENT REGARDING FORECLOSURE

 SECTION 5.1   Escrow Arrangements. The Borrower shall, on or prior to the Effective Date, place into escrow with an escrow agent acceptable to the Lender, such documents, instruments, stipulations or certificates required by the Lender or a Title Insurer to effect a stipulated or consensual foreclosure under the laws of the jurisdiction where each Facility is located. The Borrower further agrees that it shall, in accordance with Section 5.1(o) of the Loan Agreement , execute and deliver to the Lender such documents, instruments, certificates, assignments, releases and other writings, and do such other acts as may be required by the Lender or a Title Insurer for the issuance of a title insurance policy in respect of any such transfer. In lieu of or in addition to placing the foregoing documents into escrow with respect to each Facility, if the Lender so elects, the Borrower and the Parent agree to place into escrow a deed for each Facility pursuant to escrow arrangements satisfactory to the Lender. The deed for each Facility shall transfer to the Lender (or the Lender's designee), good, marketable and insurable title to the applicable Facility; provided, that the Liens evidenced by the Mortgages, the Collateral Instruments and the other Loan Documents with respect to the Facilities shall survive any transfer or recordation of such deeds and in no event shall any such Lien merge with the title evidenced by any deed. Each of the Loan Parties further covenants and agrees that it shall promptly execute and deliver to the Lender such other documents, instruments, certificates, assignments, releases and other writings, and do such other acts as may be required by the Lender in connection with the provisions of this Article V.

SECTION 5.2   Foreclosure. Each of the Loan Parties hereby agrees to cooperate, and to cause its respective affiliates to cooperate, with the Lender in any action after the Termination Date (i) to foreclose the Mortgages, (ii) to exercise any other rights, remedies and powers available to the Lender under the Loan Documents or under applicable law (including, without limitation, any request by the Lender for the appointment of a receiver), or (iii) to sell or cause the sale of any Facilities after a recordation of deeds or foreclosure of the Mortgages. The Borrower, the Parent and the Subsidiary agree (i) that they will not seek to restrict or limit any rights or remedies of the Lender or prevent the exercise by the Lender of any such rights or remedies after the Termination Date and (ii) that any stay imposed by operation of Section 362 in any voluntary or involuntary bankruptcy proceeding of the Parent (including a Conforming Bankruptcy Proceeding) shall be lifted, to the extent applicable, in order to permit the Lender to exercise after the Termination Date all rights and remedies under the Loan Documents and under applicable law with respect to the Parent and its assets.

ARTICLE VI
COVENANTS OF THE LOAN PARTIES

SECTION 6.1   Cooperation. (a) If any voluntary or involuntary bankruptcy petition is filed by or against the Parent (other than a Conforming Bankruptcy Proceeding) or the Borrower, each of the Loan Parties hereby agrees to cooperate, and to cause its respective affiliates to cooperate, with the Lender in any motion seeking relief from the automatic stay and, consistent with Section 8.25 of the Loan Agreement, agree not to oppose or contest, and to cause their affiliates not to oppose or contest the enforceability of this provision or Section 8.25 of the Loan Agreement.

      (b)      Each of the Parent and the Borrower further agree that to the extent it is not prohibited from doing so pursuant to the confidentiality agreements with its other creditors it shall promptly provide to the Lender, or cause to be promptly provided to the Lender, copies of (i) any and all plans of reorganization, lock-up agreements, financial analyses, pro forma business projections and all other notices, documents and materials issued by the Parent to its creditors, generally, at any time in connection with the proposed filing by the Parent of a voluntary petition under Chapter 11 of the Bankruptcy Code, as contemplated by the Conforming Bankruptcy Proceeding, and (ii) copies of the "Secured Financing Capitalization Overview" the "Overview of Potential Restructured Company" as and when such reports shall be updated and distributed to its other creditors from time to time and, in each case, substantially in the form delivered to the Lender on October 16, 2002.

      (c)      If any voluntary or involuntary bankruptcy petition is filed by or against the Parent (including a Conforming Bankruptcy Proceeding), the Parent agrees that it will assume all of its obligations under the Guaranty, this Fourth Amendment, the Cash Management Agreements and the other Loan Documents to which it is a party.

      (d)      Each of the Loan Parties further acknowledges and agrees that the foregoing provisions (i) were bargained-for by the Lender and were integral and essential to the Lender's agreement to forebear from the exercise of certain rights and remedies now available to the Lender under the Loan Documents; (ii) shall survive any subsequent breach or default by the any of the Loan Parties; and (iii) may be specifically enforced against any of the Loan Parties by the Lender.

SECTION 6.2   Financial Advisor. The Borrower shall at all times retain a financial advisor reasonably acceptable to the Lender to assist it in the development of strategic alternatives for the sale of all or substantially all of the Facilities and the repayment in full of all Indebtedness.

SECTION 6.3   Environmental Reports. The Borrower shall, within ten (10) days of receiving a written request from the Lender, cooperate with the Lender and initiate all necessary and appropriate action required for the preparation and delivery to the Lender of environmental reports, engineering reports, surveys or appraisals, or such other reports in respect of the Facilities as the Lender may require.

SECTION 6.4   Management of the Facilities. The Parent (for itself and in its capacity as Manager) hereby covenants and agrees that:

     (a)      it shall continue at all times (whether or not a Management Fee may be payable) to manage the Facilities: (i) during the Forbearance Period, (ii) after the Termination Date, (iii) during the pendency of any bankruptcy proceeding filed by or against the Parent (including a Conforming Bankruptcy Proceeding), (iv) from and after it emerges from bankruptcy and (v) after the Lender acquires title to the Facilities upon a transfer and recordation of the deeds held in escrow pursuant to Section 5.1 of the Fourth Amendment or a foreclosure of any one or more mortgages;

      (b)      notwithstanding any term or provision to the contrary contained in any Management Agreement or Manager's Subordination, it shall not be entitled to receive any fee from the Borrower for managing the Facilities other than the Management Fee in accordance with the terms of this Fourth Amendment;

      (c)      notwithstanding any term or provision to the contrary contained in any Management Agreement or Manager's Subordination, it shall not terminate any of its Management Agreements without the prior written consent of the Lender.

ARTICLE VII
CONDITIONS TO EFFECTIVENESS

 SECTION 7.1   Effective Date. This Fourth Amendment shall become effective on that date (the "Effective Date") when all of the conditions set forth in this Article VII have been satisfied.

      (a)      The Lender shall have received counterparts of this Fourth Amendment executed on behalf of each of the Loan Parties.

      (b)      The Lender shall have received such other information, materials, and documents as either the Lender or Clifford Chance US LLP ("Clifford Chance"), counsel for the Lender, may reasonably request, which information, materials and documents shall be satisfactory in form and substance to the Lender and Clifford Chance.

      (c)      Each of the Loan Parties shall have obtained all consents and waivers from any Person necessary for the execution, delivery and performance of this Fourth Amendment.

      (d)      The representations and warranties made by each of the Loan Parties herein shall be true and correct in all material respects.

      (e)      The Lender shall have received copies of any environmental reports, engineering reports, title reports, surveys, appraisals and other reports and information in the possession of any of the Loan Parties in respect of the Facilities (other than those delivered in connection with the closing under the Loan Agreement with respect to each Facility).

      (f)      All of the documents, stipulations, certificates, deeds, or other instruments or agreements that may required by the Lender in accordance with Section 5.1 of this Agreement shall have been placed into escrow and all matters related thereto (including, without limitation, title insurance) shall be in form and substance satisfactory to the Lender in its sole discretion.

      (g)      The Lender shall have received all Schedules to this Fourth Amendment (including any schedules to Exhibit B), which Schedules shall in form and substance be satisfactory to the Lender in its sole discretion.

      (h)      The Lender shall have received payment in full of all outstanding invoices for costs and expenses owing to the Lender under the terms of the Loan Agreement, the Cash Management Agreements or any of the other Loan Documents including without limitation all fees and expenses due to Clifford Chance and any local counsel.

      (i)      The Lender shall have received an opinion or opinions of counsel to the Borrower, the Parent and the Subsidiary in form and substance reasonably acceptable to the Lender and Clifford Chance, dated as of the Effective Date and covering such states as the Lender shall reasonably require.

      (j)      All legal matters in connection with this Fourth Amendment, the Loan Agreement and the other Loan Documents shall be reasonably satisfactory to Clifford Chance.

      (k)      The Lender shall have received a copy of an unaudited statement of net worth of the Parent, which statement shall be in form and substance satisfactory to the Lender in its sole discretion.

      (l)      Cohen & Steers Capital Advisors LLC shall have executed and delivered to the Lender a confidentiality agreement or other similar agreement with respect to the Loan, this Fourth Amendment and any other Loan Document, instrument or agreement entered into in connection with the Loan.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

SECTION 8.1   Representations and Warranties. In order to induce the Lender to enter into this Fourth Amendment, each of the Loan Parties hereby represents and warrants as to itself and for the benefit of the Lender as follows:

      (a)      Each Loan Party (i) is a duly organized and validly existing corporation in good standing under the laws of the State of its formation, (ii) has the requisite corporate power and authority to carry on its business as now being conducted, (iii) is duly qualified to do business in each jurisdiction in which the nature of its business, the Property or any of its collateral makes such qualification necessary or desirable, and (iv) has the requisite corporate power to execute and deliver, and perform its obligations under, this Fourth Amendment.

      (b)      The execution and delivery of this Fourth Amendment by each of the Loan Parties, and the performance of its respective obligations hereunder (i) have been duly authorized by all requisite corporate action on the part of such Loan Party, (ii) will not violate any provision of any applicable legal requirements, decree, injunction or demand of any court or other governmental authority, any organizational document of such Loan Party or any indenture or agreement or other instrument to which such Loan Party is a party or by which such Loan Party is bound, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of such Loan Party pursuant to, any such indenture or agreement or instrument and (iv) have been duly authorized, executed and delivered by such Loan Party. Except as may have been obtained or filed on or prior to the date hereof, no Loan Party is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Fourth Amendment.

      (c)      No statement of fact made by or on behalf any Loan Party in this Fourth Amendment or in any other document or certificate delivered to Lender by any Loan Party contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Loan Party that has not been disclosed to Lender which materially adversely affects, or might materially adversely affect, the business, operations or condition (financial or otherwise) of the Loan Parties.

      (d)      Upon the Effective Date, this Fourth Amendment, the Guaranty, the Loan Agreement and each of the other Loan Documents to which each Loan Party is a party will constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, in each case subject, as to enforceability, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith.

      (e)      There are no existing claims by any Loan Party against the Lender and there are no offsets or defenses by any Loan Party to the payment of any amounts required under the Loan Documents or otherwise to the enforcement by the Lender of the Loan Documents.

      (f)      Except with respect to the matters disclosed on Schedule III and the occurrence of the Specified Events of Default, the representations and warranties set forth in Article IV of the Loan Agreement and in each other Loan Document are true and correct in all material respects with the same effect as if made on the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as if made on and as of such earlier date).

      (g)      Except with respect to the occurrence of the Specified Events of Default, after giving effect to the amendments set forth in this Fourth Amendment, no Default or Event of Default has occurred and is continuing.

      (h)      The Borrower has represented to the Lender that the Borrower is not currently engaging in any activity, and will not engage in any activity, (i) to prepare or otherwise to file, with respect to itself, a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief under any laws related to the relief from debts or the protection of debtors generally, or (ii) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official.

SECTION 8.2   Additional Representations as to the Facilities.  In order to induce the Lender to enter into this Fourth Amendment, each of the Loan Parties hereby makes as to itself and for the benefit of Lender each of the representations and warranties set forth on Annex I attached hereto.

ARTICLE IX
ACKNOWLEDGEMENT, RELEASE AND INDEMNITY

SECTION 9.1   Acknowledgement.      Each of the Loan Parties: (i) hereby reconfirms, acknowledges and agrees as of the date hereof that it is validly and justly indebted to the Lender for the payment of all Indebtedness, without defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever; and (ii) further confirms, acknowledges and agrees that the outstanding amount of the Principal Indebtedness is $72,324,656.00 as of the date hereof.

      (b)      Release. Each of the Loan Parties, for itself and each of its executors, administrators, successors, legal representatives and assigns and all persons claiming by, through or under them, and each of their respective parent, subsidiary and/or affiliated companies and the shareholders, officers, directors, partners, members, employees, agents, representatives and attorneys of all of the foregoing and their respective heirs, executors, administrators, successors, legal representatives and assigns and all persons claiming by, through or under them or any of them (all hereinafter collectively referred to as the "Releasing Parties"), does hereby remise, release, acquit and forever discharge the Lender and Nomura, and their respective attorneys, successors and assigns, parent, subsidiary and/or affiliated companies and the shareholders, officers, directors, partners, members, employees, agents, representatives and attorneys of all of the foregoing and their respective heirs, executors, administrators, attorneys, successors, legal representatives and assigns (all hereinafter collectively referred to as the "Released Parties") of, from and against any and all manner of actions, causes of actions, choses in action, suits, debts, dues, sums of money, compensation, accounts, rentals, commissions, reckonings, bonds, bills, specialties, covenants, rights, contracts, controversies, agreements, promises, costs, damages, judgments, executions, claims and demands whatsoever (regardless of by whom raised) in law or in equity, which the Releasing Parties, and any of them, and anyone claiming by, through or under any of the Releasing Parties now have or ever had against the Lender, the Released Parties or any of them, singly or in any combination, on account of, arising out of, or in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever of, or involving any of the Released Parties from the beginning of time through the date hereof which in any way relates to the Loans, this Fourth Amendment, the Loan Agreement, any other Loan Document or the transactions contemplated thereby, or any Released Party's relationship with any of the Releasing Parties (collectively, the "Claims"). Each of the Loan Parties hereby covenants and agrees, for and on behalf of itself and the Releasing Parties, that it shall forever refrain, and is hereby estopped, from instituting, prosecuting, asserting or otherwise pursuing or pressing against any of the Released Parties any Claims (whether or not such Claims are now existing or are hereafter discovered).

      (c)      Indemnity. Immediately effective from and after the date hereof, each of the Loan Parties does hereby agree jointly and severally to indemnify (and defend with counsel satisfactory to the Lender) and hold harmless the Lender and the other Released Parties from and against any and all manner of actions, causes of actions, choses in action, suits, debts, dues, sums of money, compensation, accounts, rentals, commissions, reckonings, bonds, bills, specialties, covenants, rights, contracts, controversies, agreements, promises, costs (including attorneys fees and disbursements), damages, judgments, executions, claims and demands whatsoever, whether known or unknown, foreseen or unforeseen (regardless of by whom raised) in law or in equity, which (i) one or more of the Releasing Parties, and/or (ii) anyone claiming by, through or under one or more of the Releasing Parties and/or (iii) any other person or entity whether related or unrelated to one or more of the Releasing Parties, including, but not limited to creditors or equity security holders of the Releasing Parties, now have, ever had or may ever have from the beginning of time to the date hereof against the Released Parties or any of them, singly or in any combination, on account of, arising out of, or in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever of, or involving the Loans, the Loan Agreement, this Fourth Amendment or any other Loan Document or any Released Party's relationship with the Releasing Parties.

ARTICLE X
MISCELLANEOUS

SECTION 10.1   Cross-References. Any reference in this Fourth Amendment to any Section is, unless otherwise specified, to such Section of this Fourth Amendment.

SECTION 10.2   Loan Document Pursuant to Loan Agreement. This Fourth Amendment is a Loan Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Loan Agreement, including Article VII thereof. Each of the Loan Parties hereby agrees that its failure to comply with any provision of this Fourth Amendment shall constitute an immediate Event of Default (without regard to any applicable cure period) and shall cause the forbearance granted hereunder to cease to be in effect immediately and without the requirement of any prior notice from or further action on the part of the Lender.

SECTION 10.3   Counterparts, etc. This Fourth Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Fourth Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.

SECTION 10.4   Governing Law. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 10.5  Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.6   Entire Agreement. This Fourth Amendment and the other Loan Documents set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and thereof and supercede any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein or therein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in this Fourth Amendment, no representations, warranties or commitments, express or implied, have been made by any party to any other party with respect to the subject matter of this Fourth Amendment.

SECTION 10.7   Full Force and Effect. This Fourth Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Loan Agreement, the other Loan Documents or any of the instruments or agreements referred to therein or a waiver of, or forbearance with respect to, any other Default or Event of Default (other than the Specified Events of Default) under the Loan Documents, whether or not known to the Lender or (b) to prejudice any other right or remedy which the Lender may now have or have in the future under or in connection with the Loan Agreement, the other Loan Documents or any of the instruments or agreements referred to therein. Subject to the forbearance in respect of the Specified Events of Default in Section 2.2 above, the Loan Agreement and each of the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof on the Effective Date. As used in the Loan Agreement, the terms "Loan Agreement," "this Agreement," "herein," "hereafter," "hereto," "hereof," and words of similar import shall, unless the context otherwise requires, mean the Loan Agreement as modified by this Fourth Amendment. References to the terms "Agreement" or "Loan Agreement" appearing in the Exhibits or Schedules to the Loan Agreement or in the other Loan Documents shall, unless the context otherwise requires, mean the Loan Agreement as modified by this Fourth Amendment.

SECTION 10.8   Invalidity; Severability. Whenever possible, each provision of this Fourth Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. Any provision of this Fourth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.9   Headings. The headings of this Fourth Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Fourth Amendment.

SECTION 10.10   Further Assurances. Each of the Loan Parties hereby expressly acknowledges and agrees to enter into such other or further documents, and to take such other or further actions that may be necessary or, in the opinion of the Lender, desirable to perfect, preserve or protect the liens and security interests created, permitted or contemplated under any of the Loan Documents.

SECTION 10.11   Consultation with Advisors. Each of the Loan Parties acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Fourth Amendment. This Fourth Amendment shall be deemed to have been jointly drafted and shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Fourth Amendment or any part hereof or thereof to be drafted.

SECTION 10.12   Survival.   All representations, warranties, covenants, agreements, undertakings, waivers and releases of each of the Loan Parties contained herein shall be deemed to have been relied upon by the Lender (notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf) and shall survive the Termination Date and the indefeasible payment in full in cash of the Indebtedness.

SECTION 10.13   Amendment. No amendment, modification, rescission, waiver or release of any provision of this Fourth Amendment shall be effective unless made in accordance with the terms of the Loan Agreement.

SECTION 10.14   No Duress; Jointly Drafted.  Each of the Loan Parties is represented by legal counsel of its respective choice, is fully aware of the terms contained in this Fourth Amendment and has voluntarily and without coercion or duress of any kind entered into this Fourth Amendment. This Fourth Amendment shall be deemed to be jointly drafted, and no provision of it shall be interpreted or construed for or against any party hereto because such party purportedly prepared or requested such provision, any other provision, or this Fourth Amendment as a whole.

SECTION 10.15   Confidentiality.      Each of the Loan Parties shall keep confidential and shall not divulge to any party, without the Lender's prior written consent, any material term of the Loan, this Fourth Amendment or any other Loan Document, instrument or agreement entered into in connection with the Loan, except: (i) to the extent that it is appropriate to do so in working with Cohen & Steers Capital Advisors, LLC and Silverman Consulting, as financial advisors to the Loan Parties, legal counsel, auditors, taxing authorities or other governmental agencies; (ii) to the extent that such information has become publicly available (other than as a direct or indirect result of such information being disclosed in breach of this Section 10.15); (iii) as required by law or by court order; and (iv) information previously disclosed to existing lenders of the Loan Parties in the Secured Financing Capitalization Overview and the Overview of Potential Restructured Company.

      (b)      Each of the Loan Parties hereby represents: (i) that the Parent has filed the Loan Agreement (including, the First Amendment, the Second Amendment and the Third Amendment thereto) and will file the Fourth Amendment as exhibits to periodic reports filed by the Parent pursuant to applicable federal securities laws; (ii) that such filings are required by applicable federal securities laws.

      (c)      Each of the Loan Parties expressly acknowledges and agrees that any news release, publicity or advertising by or on behalf of any of the Loan Parties or any of their Affiliates through any media intended to reach the general public, which refers or relates to Lender, the Loan, this Fourth Amendment or any other Loan Document is strictly prohibited.

SECTION 10.16   Valuation. Each of the Loan Parties expressly acknowledges and agrees that the Lender has neither participated in the preparation of, nor approved the content of, any report, projection, analysis, statement or other similar document that purports to assess, allocate, analyze or otherwise evaluate the value of any the Collateral, any of the Facilities or any other aspect of the business and operations of any of the Loan Parties.

[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this FOURTH AMENDMENT TO LOAN AGREEMENT AND FORBEARANCE AGREEMENT to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

THE CAPITAL COMPANY OF AMERICA LLC, a
Delaware limited liability company
     By:     /s/ Stuart Simon
          Stuart Simon
          Managing Director

BORROWER:

ALS-VENTURE II, INC., a Delaware corporation
     By:     /s/ Mark Ohlendorf
          Mark Ohlendorf
          Vice President

PARENT:

ALTERRA HEALTHCARE CORPORATION f/k/a
ALTERNATIVE LIVING SERVICES, INC, a Delaware
corporation

     By:     /s/ Mark Ohlendorf
          Mark Ohlendorf
          Vice President

SUBSIDIARY:

ALS-CLARE BRIDGE, INC., a Delaware corporation

     By:     /s/ Mark Ohlendorf
          Mark Ohlendorf
          Vice President